Exhibit 99.1





For More Information Contact:

Media Relations:                            Investor Relations:
Jennifer Baier                              Ria Marie Carlson
Ingram Micro Inc.                           Ingram Micro Inc.
(714) 382-2692                              (714) 382-4400
jennifer.baier@ingrammicro.com              ria.carlson@ingrammicro.com


                INGRAM MICRO REPORTS THIRD QUARTER 2001 RESULTS

          Higher gross margin and additional expense reductions drive sequential improvements in operating margin and income, excluding special items

     SANTA ANA, Calif., Oct. 30, 2001-- Ingram Micro Inc. (NYSE: IM), the largest global wholesale provider of technology products and supply chain management services, today announced financial results for the third quarter ended Sept. 29, 2001.

     Sales and net income before special items were within the range of guidance the company issued three months ago. Net sales were $5.83 billion versus $7.56 billion in the year-ago quarter, while net income before special items was $5.4 million or $0.04 per share. Including the special items, the company posted a net loss of $13.3 million or $0.09 per share versus net income of $38.9 million or $0.26 per share in the comparable period last year.

     "Our efforts to streamline business processes and lower costs are beginning to pay off," said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. "Our emphasis on a lower cost structure had a favorable impact on operating margin and income during the quarter. Despite the economic environment, Ingram Micro continues to carefully manage the business and tighten controls. Gross margin increased, and net income before special items doubled compared to last quarter. Our best-in-class balance sheet continues to strengthen, with inventory at a five-year low, turns at record highs, and a total debt-to-capitalization ratio that is the lowest in the IT distribution industry."

Additional Third Quarter Highlights

o Gross margin improved to 5.27 percent, 14 basis points higher than the year-ago quarter and a sequential increase of two basis points.

o Operating expenses were reduced $39.2 million compared with the fourth quarter of 2000 or a sequential improvement of $9.6 million.





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2-2-2 Ingram Micro Reports Third Quarter 2001 Results


o Income from operations, before special items, was $25.5 million, a sequential improvement of $1.6 million despite lower sales. Income from operations in the third quarter of 2000 was $87.2 million.

o Inventory, at $1.63 billion, was 44 percent lower than at the end of the 2000 fiscal year. Inventory days on hand were 27 versus 33 a year ago, while turns reached 14, the highest in the company's history.

o Total debt (including off-balance sheet debt) was $624 million, a reduction of $831 million or 57 percent since the end of the 2000 fiscal year and at the lowest level since the end of 1997. The total debt-to-capitalization ratio of 25 percent is the lowest since the company's initial public offering five years ago.

o Special items, totaling $31.1 million before tax, include $11.7 million of reorganization costs, $10.2 million for the write-off of capitalized software, and $9.2 million related to reserves recorded for claims filed with one of the company's prior credit insurance companies, which is being liquidated. The expected annual reduction in operating costs resulting from the reorganization and software write-off is $15 to $20 million.

     "We're pleased that the company's performance met the expectations we established at the start of the quarter," said Thomas A. Madden, executive vice president and chief financial officer, Ingram Micro Inc. "The Sept. 11 terrorist attacks did not have a significant impact on our financial results this quarter. Our entire business mobilized immediately to help customers and manufacturers."

     Madden added, "the year-over-year sales comparisons were affected by the weak demand for technology products widely reported throughout the world." Compared with the third quarter of 2000, worldwide net sales were down 23 percent, or approximately 22 percent before the adjustment for European exchange rates. U.S. sales were 56 percent of the worldwide total or $3.25 billion, 31 percent less than a year ago. European sales were $1.53 billion (26 percent of the total), an increase of two percent in local currencies but a 5 percent decline in U.S. dollars. For geographic regions outside the United States and Europe, net sales fell 13 percent to $1.05 billion (18 percent of the total).

     Worldwide operating income before special items increased sequentially to $25.5 million as the company began to realize the benefits of its streamlining actions, but declined 71 percent compared with the third quarter of last year because of sluggish demand. Of this amount, operating income in the U.S. was $29.1 million, 30 percent higher than the second quarter of 2001 but 64 percent lower than last year's third quarter, while Europe posted an operating loss of $2.7 million. The other geographic regions posted an


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3-3-3 Ingram Micro Reports Third Quarter 2001 Results


aggregate operating loss before special items of approximately $925,000, with operating profits in Canada and Latin America offset by losses in the developing Asia-Pacific market.

     Third quarter depreciation expense was $24.0 million and amortization was $5.2 million, resulting in earnings before interest, income tax, depreciation and amortization (EBITDA) of $54.7 million, excluding special items.

Year-to-Date Results

     For the 39 weeks ended Sept. 29, 2001, net sales totaled $19.04 billion, a decline of 16 percent (14 percent before the adjustment for European exchange rates) versus the comparable period a year ago. Regional nine-month sales were $10.56 billion in the U.S.; $5.15 billion in Europe; and $3.33 billion in the other geographic regions. Overall, gross margin improved 36 basis points, from
4.93 percent in the comparable period to 5.29 percent. Income from operations before special items was $119.8 million. Net income excluding special items was $34.4 million compared with $96.6 million in 2000. Including special items, nine-month net income was $1.1 million in 2001 versus $168.3 million in 2000, which included gains from the sale of securities and from the repurchase of debentures.

Outlook for the Fourth Quarter

     The following statements are based on the company's current expectations and internal plan. These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the SEC.

     According to the company's forecast for the fourth quarter ending Dec. 29, 2001, sales are expected to range from $5.7 to $6.2 billion, with net income before any special items ranging from $6.0 to $15.0 million, or $0.04 to $0.10 per diluted share.

     "Industry research indicates that demand is not likely to return until next year, so we are taking a cautious outlook on revenue," said Foster. "However, we will continue to strengthen key areas of our business. We have created opportunities to spur growth, such as the introduction of new technologies and product offerings, and emphasized fee-based services. Additional reductions in operating expenses will equate to a more competitive cost structure, and our ongoing discipline with gross margins and inventory management will enhance profitability. We are clearly the preferred supply chain management services partner to the technology industry."



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4-4-4 Ingram Micro Reports Third Quarter 2001 Results


Conference Call and Webcast

     Additional information about Ingram Micro's financial results will be presented in a conference call today at 5 p.m. EST. To listen to the conference call via telephone, call (888) 455-0750 (toll-free within the United States and Canada) or (712) 271-3621 (other countries) and mention "Ingram Micro." A live Webcast of the conference call will also be available on the Investor Relations page of the Ingram Micro Web site, located at www.ingrammicro.com/corp. A replay of the conference call will be available for one week through the Web site or by calling (800) 678-3180 or (402) 220-3063 (outside the United States or Canada).

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

     The matters in this press release that are forward-looking statements are based on current management expectations that involve certain risks, including, without limitation: risks and difficulties similar to those when integrating operations and personnel in acquisitions; intense competition in the US, Canada and internationally; the severe downturn in economic conditions continues or worsens; continued pricing and margin pressures; failure to adjust costs in a timely fashion in response to a sudden decrease in demand; the potential for declines in inventory values and continued restrictive vendor terms and conditions; the potential decline as well as seasonal variations in demand for Ingram Micro's products and services; unavailability of adequate capital; inability to manage future adverse industry trends; failure of information systems; significant credit loss resulting from significant credit exposure to reseller customers and negative trends in their businesses; interest rate and foreign currency fluctuations; impact of governmental controls and political or economic instability on foreign operations; changes in local, regional, and global economic conditions and practices; dependency on key individuals and inability to retain personnel; product supply shortages; the potential termination of a supply agreement with a major supplier; difficulties and risks associated with acquisitions; rapid product improvement and technological change and resulting obsolescence risks; dependency on independent shipping companies; and the changes in terms of subsidized floor plan financing.

     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.

About Ingram Micro Inc.

     Ingram Micro Inc. is the largest global wholesale provider of technology products and supply chain management services. The company operates in 36 countries with sales of $30.7 billion for the fiscal year 2000. Ingram Micro's global regions provide the distribution of technology products and services, marketing development and supply chain management services to more than 175,000 technology solution providers and 1,700 manufacturers. The company is focused on maximizing shareowner value and achieving customer satisfaction through innovation in the information technology supply chain. Visit www.ingrammicro.com/corp.

                                     # # #

                                     01- 38

(C)2001 Ingram Micro Inc. All rights reserved. Ingram Micro is a trademark used under license by Ingram Micro Inc. All other logos, brand names and product names are trademarks of their respective companies.


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
                                          INGRAM MICRO INC.
----------------------------------------------------------------------------------------------------

                                      CONSOLIDATED BALANCE SHEET
                                          (Dollars in 000s)
                                             (Unaudited)


                                                                     September 29,      December 30,
                                                                         2001               2000
                                                                     -------------      ------------
ASSETS
          Current assets:
            Cash                                                     $    106,103       $    150,560
            Investment in available-for-sale securities                    26,229             52,897
            Accounts receivable, including retained
              interest in securitized receivables, net                  2,351,398          2,352,672
            Inventories                                                 1,630,612          2,919,117
            Other current assets                                          277,399            294,838
                                                                     ------------       ------------
                Total current assets                                    4,391,741          5,770,084

          Property and equipment, net                                     303,735            350,829
          Goodwill, net                                                   421,101            430,853
          Other                                                            57,521             57,216
                                                                     ------------       ------------
            Total assets                                             $  5,174,098       $  6,608,982
                                                                     ============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY
          Current liabilities:
            Accounts payable                                         $  2,481,013       $  3,725,080
            Accrued expenses                                              335,012            350,111
            Current maturities of long-term debt                           24,587             42,774
                                                                     ------------       ------------
                Total current liabilities                               2,840,612          4,117,965

          Convertible debentures                                              399            220,035
          Other long-term debt                                            184,313            282,809
          Senior subordinated notes                                       205,381                  -
          Other                                                            83,825            113,781
                                                                     ------------       ------------
                Total liabilities                                       3,314,530          4,734,590

          Stockholders' equity                                          1,859,568          1,874,392
                                                                     ------------       ------------
            Total liabilities and stockholders' equity               $  5,174,098       $  6,608,982
                                                                     ============       ============

                                                 INGRAM MICRO INC.
-----------------------------------------------------------------------------------------------------------------

                                         CONSOLIDATED STATEMENT OF INCOME
                                     (Dollars in 000s, except per share data)
                                                    (Unaudited)


                                                      Thirteen Weeks Ended            Thirty-nine Weeks Ended
                                                    September 29,   September 30,   September 29,  September 30,
                                                        2001          2000              2001           2000
                                                    ------------    -------------   -------------  -------------

Net sales                                             $5,833,417      $7,558,652    $19,044,182      $22,650,061

Cost of sales                                          5,525,777       7,170,801     18,036,737       21,534,502
                                                    ------------     -----------    -----------    -------------
Gross profit                                             307,640         387,851      1,007,445        1,115,559

Selling, general and administrative expenses             282,172         300,692        887,633          881,478
                                                    ------------     -----------    -----------    -------------

Income from operations before reorganization
     costs and special charges                            25,468          87,159        119,812          234,081

Reorganization costs and special charges                  31,138               -         50,194                -
                                                    ------------     -----------    -----------    -------------

Income (loss) from operations                             (5,670)         87,159         69,618          234,081

Interest and other expense (income)                       16,398          24,259         63,412          (34,358)
                                                    ------------     -----------    -----------    -------------
Income (loss) before income taxes                        (22,068)         62,900          6,206          268,439

Provision for (benefit from) income taxes                 (8,739)         24,059          2,514          102,538
                                                    ------------     -----------    -----------    -------------

Income (loss) before extraordinary items                 (13,329)          8,841          3,692          165,901

Extraordinary gain (loss) on repurchase of
     debentures (net of $0, $60, $(1,634)
     and $1,468 in income taxes, respectively)                 -              98         (2,610)           2,414
                                                    ------------     -----------    -----------    -------------

Net income (loss)                                   $    (13,329)    $    38,939    $     1,082    $     168,315
                                                    ============     ===========    ===========    =============

Diluted earnings per share                          $      (0.09)   $       0.26    $      0.01    $        1.13
                                                    ============     ===========    ===========    =============

Diluted weighted average shares outstanding          147,791,050     149,632,660    149,602,060      148,762,669
                                                    ============     ===========    ===========    =============
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